Exhibit 4.2

EXECUTION VERSION

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of January 24, 2023, by and among Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New PubCo”), and Continental Stock Transfer & Trust Company, a New York Limited Purpose Trust Company (the “Warrant Agent” and together with JCIC and New PubCo, collectively as the “Parties” and individually, each a “Party”).

WHEREAS, JCIC and the Warrant Agent are parties to that certain Warrant Agreement dated as of January 26, 2021 (the “Existing Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to (a) the Agreement and Plan of Merger, dated as of August 3, 2022 (the “Business Combination Agreement”), by and among JCIC, New PubCo, Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub I”), Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub II”), Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire Merger Sub III”), Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of New PubCo (“Wildfire GP Sub IV” and together with Wildfire Merger Sub I, Wildfire Merger Sub II and Wildfire Merger Sub III, the “Merger Subs”), BTOF (Grannus Feeder) – NQ L.P., a Delaware limited partnership (“Blocker ”) and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (the “Company”), and (b) the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), subject to the terms and conditions set forth therein, at the closing of the Transactions (the “Closing”), among other things, (i) Wildfire Merger Sub I will merge with and into Blocker and Wildfire GP Sub IV will become general partner of the surviving entity (the “First Merger”), with Blocker as the surviving entity of the First Merger, (ii) Wildfire Merger Sub II will merge with and into JCIC (the “Second Merger”), with JCIC as the surviving company of the Second Merger and (iii) Wildfire Merger Sub III will merge with and into the Company (the “Third Merger” and together with First Merger and Second Merger, the “Mergers”), with the Company as the surviving company of the Third Merger; following the Mergers, each of Blocker, JCIC, and the Company shall be a subsidiary of New PubCo;

WHEREAS, pursuant to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any further action on the part of any Party hereto or the Registered Holders, New PubCo shall assume the Existing Warrant Agreement pursuant to the terms set forth herein;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that JCIC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder for the purpose of curing any ambiguity contained in the Existing Warrant Agreement, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the Warrants, or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as JCIC and the Warrant Agent may deem necessary or desirable and that JCIC and the Warrant Agent deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement;

WHEREAS, pursuant to the terms and conditions of each of the Existing Warrant Agreement and the Business Combination Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Registered Holders, each Warrant that is outstanding immediately prior to the Second Effective Time shall, pursuant to and in accordance with Section 4 of the Existing Warrant Agreement, automatically and irrevocably be modified to provide that such Warrant shall no longer entitle the holder thereof to purchase the number of Ordinary Shares set forth therein and in substitution thereof such Warrant shall entitle the holder thereof to acquire such number of shares of common stock of New PubCo, par value $0.0001 per share (“New PubCo Common Stock”), per Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Existing Warrant Agreement, that such holder would have received pursuant to the terms and conditions of the Existing Warrant Agreement; and

WHEREAS, as a result of this Warrant Assumption Agreement, each Warrant outstanding immediately prior to the Second Effective Time will be exchanged for a warrant to purchase New PubCo Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JCIC, New PubCo and the Warrant Agent hereby agree as follows:

1. Assignment and Assumption.

(a) Upon and subject to the occurrence of the Second Effective Time, JCIC hereby assigns, and New PubCo hereby assumes, the rights and obligations of JCIC under the Existing Warrant Agreement and the Warrants, including the obligation to issue Ordinary Shares upon the exercise of the Warrants, and New PubCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of JCIC under the Existing Warrant Agreement and the Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the Second Effective Time, each Warrant will be exchanged for a warrant to purchase New PubCo Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement.

(b) This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Existing Warrant Agreement. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Existing Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

2. Amendment of Existing Warrant Agreement.

(a) JCIC, New PubCo, and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 effective immediately prior to the Second Effective Time and conditions on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

(b) All references to “Jack Creek Investment Corp., a Cayman Islands exempted company” in the Existing Warrant Agreement (including all Exhibits thereto) shall refer instead to “Bridger Aerospace Group Holdings, Inc., a Delaware corporation.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Bridger Aerospace Group Holdings, Inc. or New PubCo rather than to Jack Creek Investment Corp. or JCIC.

(c) Reference to Ordinary Shares. All references to “Class A ordinary shares” of JCIC and “$0.0001 par value” in the Existing Warrant Agreement shall refer instead to “shares of common stock” of New PubCo and “with a par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to New PubCo’s Common Stock rather than to JCIC’s Class A ordinary shares.

(d) Notice. The address for notices to JCIC set forth in Section 9.2 of the Existing Warrant Assumption Agreement is hereby amended in its entirety as follows:

Wildfire New PubCo, Inc.

90 Aviation Lane

Belgrade, MT 59714

Attn: James Muchmore; Eric Gerratt

with a copy to:

Sidley Austin LLP

787 7th Ave.

New York, NY 10019

Attn: Geoffrey Levin; Joshua DuClos; Michael Heinz

(e) Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

(f) Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

3. Miscellaneous.

(a) Governing Law and Jurisdiction. The validity, interpretation, and performance of this Warrant Assumption Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. New PubCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. New PubCo hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum.

(b) Successors and Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective successors and assigns.

(c) Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Existing Warrant Agreement which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d) Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Headings. The section headings herein are for convenience only and are not part of this Warrant Assumption Agreement and shall not affect the interpretation thereof.

(f) Amendment. This Warrant Assumption Agreement may not be amended, except by an instrument in writing signed by each Party hereto.

(g) Termination. If the Business Combination Agreement is terminated in accordance with its terms before the Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to have any force or effect, without any liability on the part of any Party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGEs FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

WILDFIRE NEW PUBCO, INC.

By:	/s/ Robert F. Savage
Name:	Robert F. Savage
Title:	President

JACK CREEK INVESTMENT CORP.

By:	/s/ Thomas Jermoluk
Name:	Thomas Jermoluk
Title:	President and Director

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY

By:	/s/ Margaret B. Lloyd
Name:	Margaret B. Lloyd
Title:	Vice President

[Signature Page to Warrant Assumption Agreement]